Exhibit 99

News	PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
Contact:
Betsy Mallison Bialosky
412-434-3046
bialosky@ppg.com
Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG again posts record sales for any quarter

Second quarter sales surpass $3 billion, year-over-year sales grow 12 percent

PITTSBURGH, July 19, 2007 – PPG Industries (NYSE:PPG) today reported record sales for the second quarter – or any quarter in the company’s history – of $3.2 billion, surpassing the record performance set just last quarter. Year over year, second quarter sales were up 12 percent. Second quarter net income was $249 million, or $1.50 per share. Net income includes an aftertax charge of $6 million, or 3 cents a share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement agreement reported in May 2002, which is subject to pending court proceedings. The company’s tax rate for the quarter was 31.3 percent.

That compares with second quarter 2006 net income of $280 million, or $1.68 a share, which included aftertax earnings of $12 million, or 7 cents a share, for net legal and insurance matters and an aftertax charge of $4 million, or 3 cents a share, to reflect the net increase in the value of the company’s obligation under its asbestos settlement agreement. Sales were $2.8 billion. The company’s second quarter 2006 tax rate was 26.4 percent.

For the first six months of 2007, PPG recorded net income of $443 million, or $2.67 a share, which includes aftertax charges of $11 million, or 6 cents a share, to reflect the net increase in the value of the company’s obligation under its asbestos settlement agreement. Sales for the first half of 2007 were $6.1 billion. The company’s first half 2007 tax rate was 28.4 percent.

For the first six months of 2006, PPG recorded net income of $464 million, or $2.79 a share, which included aftertax earnings of $12 million, or 7 cents a share, for net legal and insurance matters and aftertax charges of $23 million, or 14 cents a share, for business restructuring and $10 million, or 6 cents a share, to reflect the net increase in the value of the company’s obligation under its asbestos settlement agreement. Sales for the first half of 2006 were $5.5 billion. The company’s first half 2006 tax rate was 25.7 percent.

“PPG’s excellent performance this quarter is a result of our strongest organic volume growth in three years,” said Charles E. Bunch, PPG chairman and chief executive officer. “This has been driven by our well-balanced geographic footprint and ongoing market penetration in both of our coatings segments and our Optical and Specialty Materials segment. Also supplementing our organic results is our continuing success in integrating last year’s acquisitions, which not only are aiding our sales growth but also delivered double-digit operating margins this quarter.

“Our record-setting overall performance was achieved despite transitory operating issues in our commodity chemicals business that hindered our ability to sell into a strong chlor-alkali market,” Bunch continued. “We also did well despite difficult conditions in several other North American end-use markets.

“Looking ahead, we anticipate generally similar economic conditions in most markets and geographic regions,” he said. “We have produced strong financial results in both the second quarter and year-to-date under these conditions, and we expect to continue to do so the rest of the year. As has been our long-standing tradition, we will execute our strategies with a focus on delivering superior value to both customers and shareholders.”

Bunch noted that the company is progressing on its business portfolio transformation and expects to have tangible results within the next few months.

Performance and Applied Coatings segment sales for the quarter increased $200 million, or 26 percent, as a result of increased sales from acquisitions, improved sales volumes, the positive impact of stronger foreign currencies and increased selling prices. Segment earnings grew by $14 million, or 10 percent, due to higher sales volumes and the positive impact of acquisitions, partially offset by increased overhead costs to support growth.

Industrial Coatings segment sales for the quarter increased $132 million, or 16 percent, as a result of increased sales from acquisitions, the positive impact of stronger foreign currencies and improved volumes. Segment earnings improved by $5 million as a result of higher sales volumes and the impact of acquisitions. The earnings impact was partially offset by the negative impact of inflation, including higher raw materials costs.

Optical and Specialty Materials segment sales for the quarter increased $34 million, or 13 percent, as a result of improved volumes, particularly in the optical products business, and the positive impact of stronger foreign currencies. Segment earnings were up $10 million due to the impact of the higher sales volumes.

Commodity Chemicals segment sales for the quarter increased $8 million, or 2 percent, due to improved volumes, which were partially offset by lower year-over-year pricing. Segment earnings declined by $29 million primarily due to lower pricing, and higher manufacturing and natural gas costs.

Glass segment sales decreased $25 million, or 4 percent, due to lower volumes and selling prices, offset slightly by the positive impact of stronger foreign currencies. Segment earnings were down $3 million due to the negative impact of inflation and lower pricing. These were substantially offset by other income, including higher equity earnings.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company employs more than 34,000 people and has 125 manufacturing facilities and equity affiliates in more than 25 countries. Sales in 2006 were $11 billion. PPG shares are traded on the New York and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

Financial commentary from William H. Hernandez, senior vice president and chief financial officer, regarding second quarter 2007 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, July 27. The commentary will also be available on PPG’s Web site (www.ppg.com) at Investor Center, 2nd Qtr Financial Commentary. The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Investor Center on PPG’s Web site.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended June 30		6 Months Ended June 30
	2007	2006	2007	2006
Net sales	$3,173	$2,824	$6,090	$5,462
Cost of sales, exclusive of depreciation and amortization	2,017	1,747	3,902	3,438
Selling and other	653	573	1,275	1,108
Depreciation	90	84	177	166
Interest	23	21	45	41
Amortization	15	10	29	19
Asbestos settlement—net	8	8	17	17
Business restructuring	—	2	—	37
Other—net (Note A)	(29)	(26)	(31)	(38)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	396	405	676	674
Income tax expense (Note B)	124	107	192	173
Minority interest	23	18	41	37

NET INCOME (Note C)	$249	$280	$443	$464

Earnings per common share	$1.51	$1.69	$2.69	$2.80

Earnings per common share—assuming dilution	$1.50	$1.68	$2.67	$2.79

Average shares outstanding	164.8	165.9	164.7	165.9

Average shares outstanding—assuming dilution	166.4	166.9	166.1	166.7

Note A:

The three and six months ended June 30, 2006 includes pretax earnings of $20 million for net legal and insurance matters.

Note B:

Income tax expense for the three and six months ended June 30, 2006 includes the favorable impact of a settlement with the IRS of our 2001—2003 tax returns totaling $22 million or $0.13 per share.

Note C:

The three and six months ended June 30, 2006 includes aftertax earnings of $12 million for net legal and insurance matters.

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30 2007	June 30 2006
	(millions)
Current assets:
Cash and cash equivalents	$197	$419
Receivables—net	2,583	2,248
Inventories	1,480	1,273
Other	691	577

Total current assets	4,951	4,517

Current liabilities:
Short-term debt and current portion of long-term debt	$216	$139
Asbestos settlement	601	560
Accounts payable and accrued liabilities	2,145	1,939

Total current liabilities	2,962	2,638

Long-term debt	1,151	1,196

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended June 30		6 Months Ended June 30
	2007	2006	2007	2006
	(millions)
Net sales
Performance and Applied Coatings	$974	$774	$1,829	$1,452
Industrial Coatings	943	811	1,812	1,579
Optical and Specialty Materials	296	262	576	494
Commodity Chemicals	380	372	751	773
Glass	580	605	1,122	1,164

TOTAL	$3,173	$2,824	$6,090	$5,462

Segment income
Performance and Applied Coatings	$159	$145	$280	$250
Industrial Coatings	109	104	204	195
Optical and Specialty Materials	71	61	138	117
Commodity Chemicals	57	86	101	173
Glass	50	53	70	88

TOTAL	446	449	793	823
Legacy costs (Note A)	(6)	11	(11)	(1)
Asbestos settlement—net	(8)	(8)	(17)	(17)
Interest—net	(20)	(18)	(39)	(35)
Restructuring	—	(2)	—	(37)
Unallocated stock based compensation (Note B)	(9)	(10)	(18)	(18)
Other unallocated corporate expenses	(7)	(17)	(32)	(41)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$396	$405	$676	$674

Note A:

Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring. In the second quarter of 2006, these costs included pretax income of $28 million for an insurance recovery.

Note B:

Unallocated stock based compensation includes the cost of stock options, restricted stock units and contingent share grants which are not allocated to the operating segments.